Exhibit 99.1

Office Properties Income Trust

Introduction to Unaudited Pro Forma Consolidated Financial Statement

On June 24, 2021, a subsidiary of Office Properties Income Trust, or OPI, we, us or our, acquired an office property located at 1000 West Fulton Market Street in Chicago, IL, with approximately 531,000 rentable square feet, or 1K Fulton, from SVF Fulton Chicago, LLC, an unaffiliated third party, for $355.0 million, excluding purchase price adjustments and acquisition related costs, using cash on hand and borrowings under our $750.0 million revolving credit facility.

The following unaudited pro forma consolidated statement of income for the year ended December 31, 2021 presents our results of operations as if this acquisition was completed on January 1, 2021. This unaudited pro forma consolidated statement of income should be read in conjunction with our consolidated financial statements for the year ended December 31, 2021 and the notes thereto included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 16, 2022 and the Statements of Revenues and Certain Expenses of 1K Fulton for the year ended December 31, 2020 (audited) and the three months ended March 31, 2021 (unaudited) included in our Current Report on Form 8-K/A filed with the SEC on August 30, 2021.

The unaudited pro forma consolidated statement of income is provided for informational purposes only. Our results of operations may be significantly different than what is presented in this unaudited pro forma consolidated statement of income. In the opinion of OPI's management, all adjustments necessary to reflect, in all material respects, the effects of the acquisition of 1K Fulton have been included.

This unaudited pro forma consolidated statement of income is not necessarily indicative of our expected results of operations for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received pursuant to our existing leases or leases we have entered into or may enter into after December 31, 2021, and other reasons. Actual future results are likely to be different from amounts presented in this unaudited pro forma consolidated statement of income and such differences may be significant.

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Office Properties Income Trust

Unaudited Pro Forma Consolidated Statement of Income

Year Ended December 31, 2021

(amounts in thousands, except per share data)

	Historical	1K Fulton (A)	Transaction Accounting Adjustments		Pro Forma
Rental income	$576,482	$12,600	$1,443	(B)	$590,525

Expenses:
Real estate taxes	71,970	3,247	—		75,217
Utility expenses	25,251	227	—		25,478
Other operating expenses	105,825	1,964	393	(C)	108,182
Depreciation and amortization	241,494	—	8,289	(D)	249,783
Loss on impairment of real estate	62,420	—	—		62,420
General and administrative	26,858	—	847	(E)	27,705
Total expenses	533,818	5,438	9,529		548,785

Gain on sale of real estate	78,354	—	—		78,354
Interest and other income	7	—	—		7
Interest expense	(112,385)	—	(2,031	)(F)	(114,416)
Loss on early extinguishment of debt	(14,068)	—	—		(14,068)
Income (loss) before income tax expense and equity in net losses of investees	(5,428)	7,162	(10,117)		(8,383)
Income tax expense	(251)	—	—		(251)
Equity in net losses of investees	(2,501)	—	—		(2,501)
Net income (loss)	$(8,180)	$7,162	$(10,117)		$(11,135)

Weighted average common shares outstanding (basic and diluted)	48,195				48,195

Per common share amounts (basic and diluted):
Net loss	$(0.17)				$(0.23)

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

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Office Properties Income Trust

Notes to Unaudited Pro Forma Consolidated Financial Statement

(dollars in thousands)

Unaudited Pro Forma Consolidated Statement of Income Adjustments

(A)	The adjustments represent the historical revenues and certain expenses of 1K Fulton for the period from January 1, 2021 to June 24, 2021.

(B)	The adjustment represents estimated non-cash straight line rent and non-cash amortization of below market leases related to the leases acquired in the acquisition of 1K Fulton for the period from January 1, 2021 to June 24, 2021. The components of the rental income transaction accounting adjustment are as follows:

For the Period from January 1, 2021 to June 24, 2021
Non-cash, straight line rent adjustments	$1,146
Non-cash, below market lease amortization	297
Total rental income transaction accounting adjustment	$1,443

(C)	The adjustment represents the effect on other operating expenses related to the acquisition of 1K Fulton of $393 for the period from January 1, 2021 to June 24, 2021, based on our contractual obligation under our property management agreement with our manager, The RMR Group LLC, or RMR.

(D)	The adjustment represents estimated depreciation and amortization expenses related to the acquisition of 1K Fulton of $8,289 for the period from January 1, 2021 to June 24, 2021, based on the fair values of the acquired assets and assumed liabilities. Real estate investments are depreciated on a straight line basis over estimated useful lives generally ranging from seven to 40 years. Capitalized acquired in place leases, exclusive of the value of acquired above market and below market lease values, are amortized on a straight line basis over the terms of the associated leases. As of the date acquired, the weighted average amortization period for capitalized acquired in place leases was 7.0 years.

(E)	The adjustment represents the effect on general and administrative expenses related to the acquisition of 1K Fulton of $847 for the period from January 1, 2021 to June 24, 2021, based on our contractual obligation under our business management agreement with RMR.

(F)	The adjustment to interest expense represents borrowings under our unsecured revolving credit facility for the acquisition of 1K Fulton, as if this transaction occurred as of January 1, 2021. The components of the interest expense transaction accounting adjustment are as follows:

For the Period from January 1, 2021 to June 24, 2021
Borrowing for 1K Fulton	$355,000
Weighted average interest rate (1)	1.2%
Total interest expense transaction accounting adjustment	$2,031

(1)	A change in the interest rate by plus or minus one-eighth of one percent would increase or decrease, respectively, transaction accounting interest expense by approximately $212 for the period from January 1, 2021 to June 24, 2021.

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